UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2009

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51329	94-3330837
(Commission File No.)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (408) 616-7200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

On June 30, 2009, XenoPort, Inc. announced positive preliminary results from a Phase 2 clinical trial of arbaclofen placarbil (“AP”), also known as XP19986, for the treatment of patients with spasticity due to spinal cord injury (“SCI”). Doses of 20 and 30 mg of AP, given twice daily (“BID”), demonstrated statistically significant improvements compared to placebo for the primary endpoint of the study. AP was well tolerated during the trial.

This Phase 2 clinical trial was a randomized, double-blind, placebo-controlled, crossover study that enrolled 37 subjects at ten sites in the United States and Canada. Subjects with SCI between C-5 and T-12 discontinued spasticity therapy during a one-week washout period prior to a one-week placebo run-in period, at the end of which baseline assessments were conducted. Subjects had an Ashworth Scale score of at least 2 in one of six assessed muscle groups (hip abductors/adductors, knee flexors/extensors and ankle flexors/extensors) on the most affected leg. Subjects received either AP (10, 20 or 30 mg BID) or placebo in the first treatment segment of the two-segment crossover design. Each treatment segment included a titration period, followed by at least one week at the target dose, at which time efficacy assessments were performed (day 17 of each treatment segment). Each treatment segment also included a down-titration period, and there was a three-day washout between treatment segments.

The primary endpoint in this study was the difference in Ashworth Scale score during the placebo and AP treatment segments for the muscle group with the highest Ashworth Scale score at baseline. Ashworth Scale scores were determined by the investigator prior to dosing, and again two, four and six hours after the morning dose. The primary analysis used a repeated-measures analysis of variance model and included data from the 35 subjects who completed both treatment segments.

Mean maximum baseline Ashworth Scale scores were 3.2 (n=10), 3.1 (n=12) and 3.1 (n=13) for the 10, 20 and 30 mg BID AP dose cohorts, respectively. For the primary endpoint, the overall adjusted mean differences between placebo and AP over the six-hour assessment period for these cohorts were -0.17 (not significant), -0.60 (p=0.0059) and -0.88 (p=0.0007), respectively. AP treatment was associated with statistically significant differences from placebo at all time points in the 20 and 30 mg BID AP dose cohorts, indicating a treatment effect over the 12-hour dosing interval. In a secondary analysis, 20 and 30 mg BID of AP also showed a statistically significant difference from placebo in the average Ashworth Scale score for all six muscle groups.

AP was well tolerated at all dose levels. There were no withdrawals due to adverse events during the trial. The most commonly reported adverse events while on any AP dose were urinary tract infection (11% AP; 9% placebo), pain in extremity (8% AP; 0% placebo), insomnia (8% AP, 0% placebo) and nasopharyngitis (8% AP; 3% placebo). Side effects were generally mild to moderate in intensity. There were no drug-related serious adverse events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC.
(Registrant)

Dated: June 30, 2009	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and
Chief Financial Officer